EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Long Blockchain Corp. (formerly known as Long Island Iced Tea Corp.) (the “Company”) on Form S-3 (File No. 333-213875), Form S-3 (File No. 333-213874) and Form S-8 (File No. 333-213711) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 12, 2018 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2017 and 2016 and for the years then ended, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

Melville, NY

April 12, 2018